Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q4 2015 Willbros Group Inc Earnings Call

EVENT DATE/TIME: APRIL 01, 2015 / 01:00PM GMT

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

CORPORATE PARTICIPANTS

Mike Collier Willbros Group, Inc. - SVP, IR, Marketing & Communications

John McNabb Willbros Group, Inc. - CEO

Mike Fournier Willbros Group, Inc. - President & COO

Van Welch Willbros Group, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

John Rogers D.A. Davidson & Co. - Analyst

Dan Mannes Avondale Partners, LLC - Analyst

Mike Shilsky Global Hunter - Analyst

Andrew Buscaglia Credit Suisse - Analyst

Noelle Dilts Stifel Nicolaus - Analyst

Martin Malloy Johnson Rice & Co. - Analyst

Tahira Afzal KeyBanc Capital Markets - Analyst

PRESENTATION

Operator

Greetings and welcome to the Willbros Group fourth-quarter earnings call. (Operator Instructions). As a reminder, this conference is being recorded. I would now like to turn the conference over to your host today, Mr. Mike Collier, Senior Vice President of Corporate Communications. Thank you, sir, you may begin.

Mike Collier - Willbros Group, Inc. - SVP, IR, Marketing & Communications

Thank you, LaTonya. Good morning, everyone, and thank you for joining us today. We are going to keep our remarks brief today to allow some more time for Q&A. Speaking will be John McNabb, Chairman and Chief Executive Officer, Mike Fournier, President and Chief Operating Officer, and Van Welch, Executive Vice President and Chief Financial Officer.

This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com. A replay will also be available through the phone number provided by the Company in yesterday’s press release.

Information reported on this call speaks only as of today, April 1, 2015, and time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future are forward-looking statements.

A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated March 31, 2015 and on our website. And now I will turn the call over to John McNabb, Chairman and CEO. John?

John McNabb - Willbros Group, Inc. - CEO

Thanks, Mike. Good morning, everyone, and thank you for joining us today. The reason for my change in title and responsibilities, which occurred this past October, was our Board’s dissatisfaction with the Company’s performance. I am the CEO now and I am not happy with our situation. It is not business as usual at Willbros.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

I am not long on patience, I never have been. For the five months I have been CEO I have been focusing on fixing the problem. I fully understand what we need to do and we have taken definitive actions to return Willbros to profitability. Let me tell you about the progress we have made to date, and we have taken very difficult but necessary actions.

First, we have cut G&A in the range of $28 million to $30 [should have said $32] million from 2014 actuals, that is on an annualized basis and we are not finished with these G&A reductions companywide. I am targeting a total year-over-year G&A reduction in the range of $40 million.

We sold assets and reduced our debt. We’ve right sized business units to align costs with revenues and we will do more, this is ongoing. We completed our assessment of the regional delivery model in the fourth quarter and made the decision to exit the regional delivery model.

We have restructured our Oil & Gas segment and replaced the management team with experienced industry proven professionals and we have also added young technical and project talent as well.

We reached an agreement with our lenders to alleviate concerns about our future. Relative to our balance sheet and liquidity we are now fine. And our largest lender is now a strong equity partner and fully aligned with our Board and management team going forward.

So where do we stand now? To begin with, the losses in the fourth quarter are the product of the hangover from the regional delivery model, weather impacts, low revenue levels in our Oil & Gas segment, other charges of $7 million and a $14 million non-cash debt extinguishment charge.

We are continuing to reduce our indirect costs and overheads to bring our costs into balance with of the commitments and opportunities before us. We believe we have confronted all the issues related to those projects that were generating losses. The new work we are booking has been evaluated for operational risk and will be closely managed with experienced people.

Second, our financial flexibility and liquidity outlooks are much improved. We are exiting the regional model, we have enhanced our capabilities to perform our legacy pipeline and facilities work. Our operational performance must generate positive cash flow and we have a clear plan to accomplish that and are making very good progress.

Third, our other three segments generated $1.2 billion of revenue and a 4.3% operating margin during 2014. The problem was in our regional delivery model — fix that and we fix Willbros. I believe that we now have the right structure and experienced team to return this segment [Oil & Gas] to profitability.

Fourth, the oil and gas markets we serve are experiencing volatility due to lower oil prices. We recognize that we need to stay focused on cost management and resource allocation. And as a management team we are being measured on those key metrics.

Our core businesses are addressing markets that remain steady. Oil and gas prospects for terminals and facilities are good and natural gas driven projects should increase demand for engineering and field services and our mainline pipeline construction.

Canada has a strong team which has performed very well since mid-2012. Their presence in the mine sites and higher percentage of maintenance backlog gives us confidence they will remain profitable. Our UTD segment has added proven talent and is not affected by the low oil price environment. With a presence now in 10 states UTD is positioned to compete for transmission construction projects.

And last, we obtained covenant relief from our lenders through March 31, 2016. The restructuring we are undertaking is not without cost, our revenue levels in the Oil & Gas segment were not sufficient in the first [meant fourth] quarter to offset trailing and indirect costs, and we anticipate a similar situation in the first quarter of 2015.

Now Mike Fournier will provide an operational update including what we are doing to return our Oil & Gas segment to profitability. Mike?

Mike Fournier - Willbros Group, Inc. - President & COO

Thanks, John. Good morning, folks. As discussed in our last call, by late December we had an assessment underway of the regional delivery model strategy and our Oil & Gas construction business. In January we also saw weakening conditions in the shale oil markets impacting these regional construction businesses.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

As a result we made the decision to shut down the regional delivery model in the Permian and Northern Plains areas. In late January management of all projects in these areas was transferred to our legacy pipeline and facilities business units in Houston and we began exiting the day rate fieldwork in both the Permian and Northern Plains.

In our third regional construction business, Lineal, staffing adjustments were made and Lineal was refocused on its traditional small projects and maintenance market. All these actions resulted in reduction in personnel, significant equipment reductions and closing of a number of offices.

There remain significant project opportunities for both pipeline and facilities work in the Utica, Marcellus, Northern Plains and Permian. We have retained small support teams in these areas focused on business development, proposals, client relations, local supervision and equipment coordination.

This more centralized model precludes participating in small projects and day rate work going forward and we see low operational risks and significant improvement in utilization of both personnel and equipment in executing the remaining midsize and large projects with mobile project teams.

Year over year we expect the revenue reduction from exiting the Permian and the Northern Plains to be approximately $250 [should have said $215] million of revenue with savings of approximately $15 million of indirects. We are still assessing Lineal. Paired with elimination of project losses in the regions of approximately $49 million in 2014, this approach is expected to result in a positive change going forward.

I’d now like to speak to the outlook for some of the other business units in Oil & Gas starting with our pipeline group.

We have completed the strengthening of this business unit with bolstered leadership, estimating capabilities and field supervision. They have been successful in picking up smaller integrity maintenance type work in the short-term and are bidding on near-term mainline work for Q2 and Q3. But most of the opportunities today have shifted to Q4 of this year and 2016.

We believe clients are bidding this Q4 and 2016 work early in order to secure contractors for what is anticipated to be a busy period. We still see smaller opportunities in the short-term to retain our supervision and staff and are taking steps to further adjust indirect and G&A costs relative to our anticipated workload for the remaining quarters of this year while supporting the 2016 bid load.

Our facilities group has had a strong activity level in the field throughout Q4 and Q1 with a large terminal project. This work will finish up in Q2. It is anticipated that a number of smaller opportunities will be available to them to maintain current activity levels.

Likewise, our tanks group remains busy with clients tending to add additional tanks to existing construction programs. Our downstream specialty welding group is also seeing strong demand for services in both the oil and gas driven arenas.

Canada saw weaker although positive results for Q4 and very good results for 2014 as a whole. Weaker results in Q4 relate to a drop off in workload with some major projects completing. We also observed a slowdown in awards of new projects as clients delayed awards of work in order to respond to rapidly changing market conditions and to take advantage of increased competition.

In Q1 we saw clients for which we have multi-year maintenance contracts revisit rate structures as part of short-term cost abatement programs. While discussions continue on these we believe we have responded in a positive fashion to their requests.

Likewise, we have seen a shift in some of the pipeline integrity maintenance work to a unit rate basis from a time and material basis. We are awaiting results of bids in this area to see what our work program for the remainder of the year looks like.

As with our US business, the tanks and facilities business in Canada has a strong activity level in Q4 and Q1 with terminal work. [12-month] Backlog in Canada is down approximately $40 million since September in large part due to the wind down of multiyear maintenance contracts that come up for renewal in 2017.

Our UTD business has increased its 12-month backlog since the end of September by approximately $41 million. It was impacted significantly at the end of Q4 and throughout Q1 by weather across the whole segment.

Chapman, our transmission construction business unit, also underwent a significant turnover of management and field supervision. The net result is a stronger more versatile management team, strong support from clients and demonstrated loyalty by remaining personnel. However, we expect Chapman’s revenue and operating margin will be impacted in Q1 by this event.

Our outlook for the remaining three quarters of the year look strong for UTD as the businesses in this segment execute work delayed by weather earlier in the year.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Growth of WTD East remains strong as they expand geographically as well as take on overhead to underground conversion programs. Our professional services field operating groups were impacted as well by weather in Q4 of last year and Q1.

The backend of Q1 has seen significant uptick in activity level in our land and survey group supporting WTD East in the utility conversion program.

Our upstream engineering utilization rate has been impacted by client reassessment of projects, scheduled to be awarded at the beginning of the year while our downstream engineering group has seen increased activity levels in Q1 as compared to Q4.

Operationally I am confident we have taken the necessary actions to eliminate large losses at the project level. These changes along with the elimination of the operational risk of the highly decentralized management structure of the regional delivery model address the basic causes for the failures of the Oil & Gas segment and the impact to the Company’s overall results for the past two years.

I look forward now to rebuilding backlog moving into 2016. We will be focusing in the short-term on communicating our enhanced capabilities and capacity in our core businesses to our customers.

We made some tough decisions and took aggressive actions over the last four months to create a stronger Company. We reduced the size of the business from $2 billion a year to $1.5 billion which reflects core businesses with proven track records. We have the working capital and financial flexibility to support operations at the planned run rate.

Our clients value the services that we will continue to provide. Our operational expertise and financial capacity are substantial and should provide further confidence in our capability and capacity to execute their work. Our bolstered Oil & Gas management team will remain focused on these improvements. Now Van will discuss our financials.

Van Welch - Willbros Group, Inc. - EVP & CFO

Thanks, Mike, and good morning to everyone. We were in full compliance with all of our debt covenants as of December 31, 2014. On March 31, 2015 we obtained an amendment to our credit agreement to provide a covenant suspension period from December 31, 2014 through March 31, 2016.

Prior to obtaining this amendment we did not expect to remain in compliance with certain required financial covenants from the period of March 31, 2015 through March 31, 2016. With this amendment we have alleviated the issues discussed in our press release on March 17, 2015.

In consideration of the covenant suspension period we issued to our lenders approximately 10.1 million shares which is equivalent to 16.6% of the outstanding shares of common stock immediately after closing.

This amendment also allows us to exercise, with the approval of our ABL lenders, the accordion feature under the revolver up to the lesser of $200 million or the borrowing base as defined in our revolver agreement. Therefore, as our business grows our revolver will be there to support that growth.

Our primary sources of capital are cash on hand, proceeds from asset sales, operating cash flows and borrowings under our revolver. Total liquidity defined as cash and cash equivalents plus revolver availability was $88.4 million at December 31, 2014.

The Company had $23.3 million of cash and cash equivalents. There were no revolver borrowings at December 31, 2014. Total liquidity at March 31, 2015 is expected to remain at similar levels.

In the fourth quarter we made the final payment due of $32.7 million to WAPCO. With the WAPCO agreement settled in full we can focus our cash flows on current and future operating needs.

During the first quarter of 2015, we drew $20 million on our revolver for working capital needs. In addition, we sold two businesses, UtilX and Premier, for $91 million in cash. We used the proceeds from these sales, net of deal expenses and escrow, to pay down our revolver and our term loan. As of March 31, 2015, our revolver balance is zero and our term loan balance is $204.5 million.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

We continue to evaluate and entertain the sale of discrete assets. We are also taking steps to improve DSO, reduce G&A and indirect costs, reduce capital spending and improve profitability and operating cash flows through changes to the geographical footprint of our Oil & Gas segment. We expect these actions to provide us the additional liquidity required to support our business as we move forward in 2015.

Our DSO at December 31, 2014 was approximately 74 days, which is a 7 day increase from our September 30, 2014 results. This increase is primarily related to the retainage on completed projects in Oil & Gas.

At December 31, 2014 we had $23.3 million of cash and cash equivalents, a decrease of $25.6 million from September 30, 2014, and driven primarily through our increased DSO levels previously discussed. Current cash balance as of March 31, 2015, was $59.5 million.

Moving to 2014 operating results. For the fourth quarter of 2014 we reported an operating loss of $15.1 million, which is a decrease of $30.5 million from the fourth-quarter profit reported in 2013. These operating results include other charges of approximately $7 million which primarily relate to an internal review of the operational issues within the Oil & Gas segment identified in Q3 2014, as well as severance costs related to headcount reductions.

2014 revenue increased approximately $135.7 million to $2 billion primarily due to increased activity within our Oil & Gas and Professional Services segments which was partially offset by a reduction of contract revenue within our Canada and Utility T&D segments.

Operating income for 2014 was down approximately $34.3 million to a $2.8 million loss and is primarily related to substantial losses on two significant projects in Oil & Gas coupled with the 2013 completion of the CREZ projects in our Utility T&D segment that did not recur in 2014. We continue to generate positive operating results in three of our four segments.

Now moving to taxes. Our effective tax rate for 2014 was a negative 13.5% or a provision of approximately $6.6 million. This provision is primarily related to tax expense on our Canadian earnings which is subject to a corporate income tax rate of approximately 25% and is partially offset by refunds received related to previous Texas Margin Tax filings.

As previously discussed, due to net operating losses we have a US valuation allowance of $80.8 million against our tax assets. We do not anticipate paying or making a provision for any US federal taxes through 2015.

Now moving to backlog. At December 31, 2014, our 12-month backlog was approximately $739.7 million compared to approximately $813.8 million at September 30, 2014. And our total backlog was approximately $1.4 billion compared to approximately $1.5 billion at September 30, 2014.

Yearend total and 12-month backlog includes $137.5 million and $87.1 million respectively related to the Premier and UtilX sales which closed in the first quarter of 2015.

12-month backlog of $739.7 million at December 31, 2014, decreased $74.1 million from September 30, 2014 primarily due to a $77.9 million decline and Oil & Gas. This is a result of exiting the regional delivery model where remaining backlog at December 31 was $23.6 million, a reduction of $72.2 million from September 30.

Pipeline and facilities backlog was down by $20.5 million and downstream backlog was up $14.7 million. 12-month backlog increased $41.2 million from September 30, 2014 in the Utility T&D segment which is not being impacted by the low oil price environment.

The Willbros opportunity outlook reflects total prospects for the 12 months of $5.4 billion. Our year-over-year 12-month backlog is down $299.7 million primarily due to a decrease of $261.5 million in Oil & Gas. Regional delivery backlog accounted for $115.2 million of this decrease. Our pipeline and facility business had a slow start in 2015 and total backlog at December 31, 2014 declined $119.8 million year-over-year.

Now finally guidance. We expect annual revenue to range from $1.4 billion to $1.6 billion in 2015. Excluding gains on asset sales we expect the first quarter of 2015 revenue and operating results to be lower than the fourth quarter of 2014 due to the slow start in pipeline and facilities, inclement weather and the transition underway in our Oil & Gas segment. We expect our revenues and operating results to improve in the second half of 2015. Now, operator, we will move to Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). John Rogers, D.A. Davidson.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

John Rogers - D.A. Davidson & Co. - Analyst

A couple of things. First of all, in terms of the UtilX and the Premier services businesses, and I apologize if you said this, but what was the revenue contribution in 2014 or what were you expecting? I just want to understand how much of that business’ revenue is in discontinued operations and the EBITDA associated with that.

Van Welch - Willbros Group, Inc. - EVP & CFO

Yes, John, in 2014 Premier generated about $85 million worth of revenue and UtilX generated about $65 million worth of revenue.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, and the operating contribution from those businesses?

Van Welch - Willbros Group, Inc. - EVP & CFO

If you look at operating income without corporate allocation, Premier was about 6.7 and UtilX about 5.3.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, great. And then at this point, are there other operations that are being offered in the market — [shopped]?

John McNabb - Willbros Group, Inc. - CEO

John, this is John McNabb. We don’t have any current plans to be actively marketing discrete non-core assets, segments or business units. We will, however, — and we have received unsolicited inquiries, which we will deal with on an inquiry by inquiry basis.

And I suspect there may be another sale or two somewhere along the line, but we don’t have anything planned. We are going to take a breather after selling these two businesses in the last month.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, okay. And then I appreciate the comments on your outlook for 2015. But how does it look from a cash perspective, setting aside additional asset sales? It sounds as if you are marginally profitable or unprofitable in the second quarter before business starts to get better in the second half. And I don’t know what the cash collection cycle on some of this is. But maybe you could talk about that a little bit.

Van Welch - Willbros Group, Inc. - EVP & CFO

Well I think, John, this is Van, if you look at the revenue decline that we are pointing to, we are going to get some — we will get some working capital back. Our expectation is we are going to get some working capital that will turn into cash associated around that revenue decline. That is going to happen in Q1 and Q2.

Also with the changes in our regional delivery strategy, obviously we are not expecting that to have a continuous drag on the Company as it did in 2013 and 2014. We are going to manage DSO, that is something that we have been focused on. We have been talking about it over the last several calls. I think we are totally focused on that as a management team and as a Company to continue to strive to get that DSO down.

And DSO, every day of DSO is about $4 [should have said $5] million worth of cash. So we are going to continue to march towards that and be diligent on those cash flows. Right now, as I mentioned in my comments, we currently do not have any revolver draw and obviously we do have the ability for some revolver draws going forward. So that is certainly something as well. But our aim is to deliver operating cash flows through good management of DSO and to deliver operating income going forward.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

John Rogers - D.A. Davidson & Co. - Analyst

Okay, so you are calling for — sorry, Van, just so I am clear, so positive cash flow on a quarterly basis through this year.

Van Welch - Willbros Group, Inc. - EVP & CFO

Well, I think Q1 could be challenging.

John Rogers - D.A. Davidson & Co. - Analyst

I mean beyond, Q1, yes, sorry. Beyond Q1.

Van Welch - Willbros Group, Inc. - EVP & CFO

Yes, we are.

John McNabb - Willbros Group, Inc. - CEO

Absolutely.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, okay, good. And then last thing is just in terms of the Oil & Gas business, particularly the pipeline business. You talked about an improvement in bidding activity and maybe work activity it sounds like into the fourth quarter. But when do we expect these projects to start coming to market and when will we know whether they are actually moving forward? I know they get held up by permitting and everything else these days. But —.

Mike Fournier - Willbros Group, Inc. - President & COO

Yes, so, John, it is Mike Fournier here. I will see if I can’t answer that one. We kind of got two maybe even three revenue streams that we see coming into our pipeline group. We have the churn of the small $5 million to $6 million integrity maintenance type work and we have seen no slow down in that whatsoever in Q1 and what we are looking at in Q2. In fact, that is allowing us to retain a lot of our mainline folks deployed doing those small projects.

The other cut that we see is kind of the midstream work and although we have reverted back to a more centralized model on those we are executing and we have a strong visibility to projects that tend to be in the $15 million to $25 million range that are awarded and you are mobilizing in a week or two weeks time.

And we see those opportunities continuing in all three of the shale play areas that we operate in. But in terms of the large mainline work, we are bidding work today that we expect will take a couple cycles of refinement on pricing before awards are made. And with those awards probably being made in June/July timeframe and the work not starting until February of next year.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, that’s helpful. Thank you. I will get back in queue.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Operator

Dan Mannes, Avondale Partners.

Dan Mannes - Avondale Partners, LLC - Analyst

Thanks, good morning, everyone. So I want to follow up — John, you made an interesting comment about fixing regional and fixing Willbros. But I guess one of the things that was a little bit stark about the fourth-quarter results was I think it was widely expected that Oil & Gas would have challenges like you mentioned. But it was the declining profitability both year over year and sequential in the other segments that was a little more troubling.

I guess the worry from an investment standpoint would be are you guys playing whack a mole and if you fix Oil & Gas is there going to be a problem somewhere else?

So maybe can you talk to us a little bit more about the other three segments, maybe some of the challenges in the fourth quarter beyond just weather or the other three segments and maybe the outlook there? Because to some degree that may be a little bit more worrisome than the recovery — than what you are doing in Oil & Gas.

John McNabb - Willbros Group, Inc. - CEO

Dan, thanks, that is a really good question. It’ll probably take me 10 minutes to answer it, but I will try to be short. What is going on if you think about — I currently have interest and do some things tangentially in the upstream, the midstream and in the downstream. With other things on Boards and this and that I am on Harold Hamm’s Board of Continental, kind of we see what is going on worldwide there with oil prices.

So I have a fairly good purview of where we are in this cycle. We are in kind of a little bit of a depression here, not Willbros but we are. If you are in the E&C business you are going to see declining margins, customers tightening their belt, which effectively tightens the belt on E&C company margins. And that is just a fact, that is happening, it is happening all over and I am seeing it, like I said, in several of these different segments that I work in.

Now I will go specific segment by segment here, but you have to remember that. And I spend a lot of time with lenders in a lot of different ways there is a lot of stress, a lot of debt stress right now that is going on, it is not confined just to Willbros.

We will fix the Oil & Gas business, that is happening right now. As you think about the hard decisions that we talked about this morning already, what you are seeing is that this Company hasn’t made these kinds of decisions before. The Company is 107 years old and I have been CEO for five months. So it is going to take a little more time. But I see a really good future for us in 2015 with operating income after Q1.

So if you look at Oil & Gas, the backlog is going to be back weighted until the second half of the year and our integrity work I think picks up, we are seeing a lot of activity in that. And this announcement last night and our call today is going to let our customers know that we are just fine, we have liquidity, got a new strong equity partner who is fully aligned with our Company and our management team and our Board. And so it is business as usual again that way.

My comment about business as usual is we haven’t performed consistently yet. We’ve lost money, we have surprised the market. And that is what I am calling Willbros business as usual in the last several years, that is gone, we are done with that.

So if you look at Oil & Gas like I mentioned, I think we will be profitable last half of the year on an op income basis. UTD, just like the rest of our businesses — our distribution businesses are suffering a bit, not just us, from margin deterioration. So we are going to be looking at Johnny Priest and his team and we have added some new talent there, reinvigorated that business.

Johnny is going to be looking for more transmission work. I see with professional services, they probably are more directly impacted by oil prices than anything else we do, even more than Canada. And so I see us looking at G&A there, making sure that we don’t have people that are not working on jobs and we’ll probably do some consolidation of the infrastructure at professional services.

I see Canada with bid activity up there. So what I am looking at is these three segments again being profitable for the entire year maybe with some slippage with margins. But I see those three businesses again being profitable on an operating income basis in 2015.

Dan Mannes - Avondale Partners, LLC - Analyst

Okay. And then (multiple speakers) sorry.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Mike Fournier - Willbros Group, Inc. - President & COO

And maybe I can get a little bit more detailed around Q4 and the trends you saw there.

Dan Mannes - Avondale Partners, LLC - Analyst

Thanks, Mike.

Mike Fournier - Willbros Group, Inc. - President & COO

So as we looked at UTD, Johnny and his team were very aggressive last year expanding their footprint in the distribution side of the business. We incurred some cost there to support that expansion. I think now we are seeing them capitalize on that footprint, in particular this aboveground to belowground conversion programs, which engage both UTD in the form of our WTD distribution business, but as well as our land and survey group out of professional services.

The other big swing that Johnny is trying to manage his way through is with the CREZ project coming down at the backend of 2013, probably it was influencing through Q2 of last year. We were putting a lot of effort on refocusing the Chapman business to retain workload.

We still have a very strong client in that business that handles the base load, but we could see where the revenue stream was going to drop unless we diversified our client base. We weren’t happy with the rate of progress there through Q3 and Q4 and ultimately Johnny, with my support and John’s support, made some decisions there around changing the management at Chapman.

We are very confident in the team that is there today in both supporting the base load multi-year contract but as well as diversifying their client base and building the revenue stream back up to what we saw during the CREZ projects.

In Canada we did see a number of large kind of capital spend projects in the mines winding down at the back end of last year. The bid load in Canada in Q1 is actually higher than we have seen in a number of years. And so, a piece of that is clients kind of retesting the market on some of their multi-year contracts that have come up for renewal.

And we also see that a number of the projects are clients are actually using this downturn to kind of capitalize and get their projects done. Is that an increase in project work overall? Absolutely not. But we seem to have positioned ourselves to the point where we are providing services on the front end of these projects that are strong demand.

So bid activity is high. We do see the bid awards in both Canada and even down in the US taking longer. We seem to go through a number of iterations and we just see that as the clients trying to maximize the competition. As John mentioned in professional services, we are actually seeing an uptick in areas such as our land and survey as they start supporting other segments in Willbros.

And to John’s point, our folks that are managing the engineering operations are keeping an eye on the utilization rates and ensuring that we remain both competitive in the marketplace, but as well as ensure we are right sized for the business that is actually in front of us this year.

Dan Mannes - Avondale Partners, LLC - Analyst

That is good color. I just had one more two part question related to the debt. Number one on that, given the share issuance to your lenders, number one, can you tell us what, if any, registration rights they may or may not have?

And then secondly, to Van’s comment about bidding, were you guys notably constrained in bidding in the fourth quarter or even up until March 31 given your liquidity and how much did that play into backlog? So it’s kind of two questions together on the debt.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP & CFO

In terms of the registration rights, we are going to have — we will have an announcement or an 8-K that is going to be filed here shortly. I don’t expect to have a lot of stand down or any kind of activity associated with the shares that we issued to — the 10.1 [million] managers that we issued. But more color on that will come in the next four days or so.

In terms of liquidity and the bidding activity, we did after we saw the announcement come out a couple of weeks ago. I mean obviously there were some customers that did request us to have a conversation with them. Mike and I and others have had those conversations. We expect that after this call and after the announcement yesterday that is going to ease a lot of our customers’ concerns as we think it should.

So we are going to be continuing to probably dialogue with those customers over the next week or so, but — to alleviate any kind of concerns they may have about our liquidity. As I said before, I think we are back on track, we have alleviated those issues that were in that announcement previous and we should be getting the concerns of our customers at ease.

Dan Mannes - Avondale Partners, LLC - Analyst

Sounds good. Thank you very much.

Operator

Mike Shilsky, Global Hunter Partners.

Mike Shilsky - Global Hunter - Analyst

I wanted to touch briefly on some of your engineering businesses especially in the upstream Oil & Gas or just the Oil & Gas in general. Are you seeing the customers come after you for price concessions on some of that work especially on, I think it was kind of touching the upstream side, are they asking you to go back and open the contract and get in any cheaper?

Mike Fournier - Willbros Group, Inc. - President & COO

Yes, Mike, it’s Mike Fournier here. Yes, we certainly saw that in January and February where we have — we call them MSA agreements in place for services and our folks I think managed their way through those inquiries.

What we probably saw more significant was - I call it - they are treading water. They are indecisive on making awards in Q1 and we ultimately had to make some decisions around retention of people and I think our folks running both upstream and downstream are focused on trying to communicate with clients and understand that their indecisiveness is resulting in us reducing our workforce in some areas.

So, that is kind of the picture of the landscape in both upstream, downstream. I will say in the downstream side less indecisiveness, a broader pool of larger substantial opportunities there for our folks as we get into Q2 and Q3.

Mike Shilsky - Global Hunter - Analyst

Great. Just a second quick one here. How confident are you in the back half outlook? In what you put in your guidance today, does anything have to change from where we are today to — that is kind of out of your control (inaudible) kind of overall market (inaudible) trying to see you reach your back half top-line outlook and your outlook for improved business in general in the back half?

John McNabb - Willbros Group, Inc. - CEO

Mike, this is John McNabb. I see oil prices staying down. I think this whole oil price thing used to be about supply and demand, it is really geopolitical now. So — and if there is agreement reached with Iran and loosening of sanctions and Iran is able to put some more oil on the market I see this — I don’t see oil dropping much farther but I see it happening for — I see this thing continuing probably for longer than a lot of people think.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

So that to be means business as usual with our customers. There is a lot of infrastructure. We are behind in natural gas pipeline building, that infrastructure the infrastructure of the Bakken is way behind, the infrastructure of the new SCOOP Play is even farther behind. And a lot of big pipes going to Mexico, that is still occurring, there is still going to be a lot a bid activity and construction activity.

On the downstream side there is a lot more need for tanks and terminals and related facilities. So as you look at that, actually the downstream piece ought to be more vibrant than active just because of where we are with the downstream business now becoming very profitable again.

So as I look at it I don’t think we need anything to improve environmentally for us to make our numbers. What we need to do is just operate the business and make money.

Mike Shlisky - Global Hunter - Analyst

Okay, fair enough. Thanks, guys.

Operator

Jamie Cook, Credit Suisse.

Andrew Buscaglia - Credit Suisse - Analyst

This is Andrew Buscaglia on for Jamie. So if you could go back to your guidance for Q1, you are looking for Q1 to be lower than Q4, correct? I mean, you are looking for a loss of $15.1 million or you had a loss of $15.1 million in Q4. So does that Q1 imply lower than that including charges related to restructuring or is that the way to think about it?

Van Welch - Willbros Group, Inc. - EVP & CFO

Yes, I think it is what we said in our prepared remarks. We are expecting, as we pointed out, backlog is lower as we go into Q1. We expect our revenue to be lower as it relates to that backlog. Also the weather certainly played negatively into that in Q1 in particular in our UTD and professional services segment.

In terms of the operating income, we are pointing down to that. And we — the indirects that reduce revenue, we are going to be cutting some cost as we have been talking about, but that certainly has had an impact on us in Q1. We are moving very quickly and diligently on those cost cuts.

John made a comment that we have made cost cuts and we are not finished yet, that is exactly correct in that we are going to be rightsizing our cost structure, that is, overhead as well as indirect cost, to our revenue run rate. That is going to have an impact on us in Q1 as well. So we are expecting operating losses in Q1 to exceed the operating loss that we had in Q4.

John McNabb - Willbros Group, Inc. - CEO

Let me add to this. Having been through four downturns in oil prices and watching what companies do and their reaction to that, they typically just kind of chip away at G&A and chip away and chip away and they never catch up with the downturn.

So what we have done is not chip away, we decided to right size the business. You see the guidance of $1.4 billion to $1.6 billion this year. So we are rightsizing our G&A to fit that model. The problem is this was a tsunami in the last two quarters with trying to right size the business and we couldn’t make the changes fast enough.

But I’m going to feel very comfortable that in Q2 we will have caught up to where we need to be in right sizing the business. And in fact don’t expect to ever have a loss like that again while I am sitting in the chair.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP & CFO

Also you mentioned the nonrecurring or the other cost, we had $7 million of that in Q4. We are going to have some nonrecurring costs in Q1, it is not going to be as great as it was in Q4 and we will have some of that in Q1 as well.

Andrew Buscaglia - Credit Suisse - Analyst

Okay. And then can you just reiterate your restructuring charges in total you expect for 2015, if you — you might have already put that number out there, but I would think most of that is coming in Q1 to Q2-ish timeframe.

Van Welch - Willbros Group, Inc. - EVP & CFO

What we talked about is we had $7 million worth of nonrecurring charges that we recorded in Q4, that was associated around severance, not only severance payments, we had some accelerated stock as well as associated with that and we had some additional cost related to an internal investigation that we did have associated around the project losses that we had in Q3. Those costs were done in Q4.

We have not announced an overall restructuring cost kind of charge. Now we did have — in Q4 we had a debt extinguishment cost that fell below operating income of $14.2 million— related to our 2013 credit agreement that we replaced in the latter half of 2014, we did write that non-cash item off in Q4. But it falls below operating income.

Andrew Buscaglia - Credit Suisse - Analyst

Okay, that is helpful. And then last one is it sounded like in your response to one of the questions that I guess specifically it was Oil & Gas. You would think that that could turn a profit exiting Q4 or is that not something you want to pin down just yet?

Van Welch - Willbros Group, Inc. - EVP & CFO

Yes, I think the latter half of the year is the way I would phrase it. And we will give — we will certainly be able to give more color on that in our Q1 call, which is just a few weeks — five weeks away.

Andrew Buscaglia - Credit Suisse - Analyst

Okay, great. Thanks, guys.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

First, just a kind of housekeeping question following up on the last line of questioning. That $7 million of nonrecurring charges that occurred in the quarter, did that entirely fall into Oil & Gas or was it — were there any other segments that were impacted?

Van Welch - Willbros Group, Inc. - EVP & CFO

No, it included other segments as well. If you look at the cost reductions that John talked about, the $28 million to $30 [should have said $32] million, that he mentioned, they are primarily related to corporate-related cost as well as Oil & Gas-related costs.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then going to the 10.1 million shares that you issued to your lenders, can you help us understand just if this is your only option for obtaining the covenant relief? I guess I am wondering why you didn’t pursue a rights offering to your existing shareholders. Was it because you were in a time crunch? And maybe you can talk about other cash payment options that were explored.

John McNabb - Willbros Group, Inc. - CEO

Noelle, this is John, that is a very good question. I am glad you asked it. We had a time problem here, and so we have hired an advisor to help us just with where we are in selling assets, etc., and to give us some financial advice. And that has been — that is public information. And that was done a while ago, about six months ago I think.

So we have looked at different options. The reality was we don’t have time to do a rights offering. It didn’t make any sense for a take private when all the things you could think about, which I have thought about, by the way, having done all these things before. So we ended up with the situation where our best course of action and expedient course of action was dealing with our sub debt lender, KKR.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And I guess third question, you cited this investigation into the deterioration of margins on construction projects. It sounds like that was done. Can you expand on that investigation at all? I mean did you come up with any findings or can you help us get a better sense of maybe what — have a better sense of what went wrong on this project?

John McNabb - Willbros Group, Inc. - CEO

What happened is — what we do is we initiate these periodically through our internal audit group. If one of us sees something that just doesn’t seem right, we will first talk to the operators of operations, the business units, and then sometimes go in to have internal audit, go in and do what we would call an investigation sort of root cause or whatever.

In this case with these two projects that — the mainline projects that were our big loss contributors, what we did is the Board took it upon themselves, eyes inside, not independent director at that point was eliminated from that — now is part of management. And we hired a couple of law firms and did a very thorough investigation. And that was because of the restatement.

So the findings were basically that we had poor operations, Poor controls but we had great controls that weren’t utilized and we had some people that probably shouldn’t have been on those jobs and there was not — wasn’t enough oversight. That is sort of the bottom line from this. But there was no fraud, no wrongdoing, nothing egregious that would damage the Company or our shareholders from that perspective.

So I think we erred — having been through this with this FCPA some years ago that I was involved in working through as Chairman, we were used to doing this and we do it very, very thoroughly.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay, and finally this is expanding on some questions that have already been asked. But again, again you are looking for a challenging first quarter for the year in terms of cash flow better in the latter part of the year. It sounds like — I mean are you expecting overall for the year to be cash flow positive?

And maybe you can help us just understand how you are thinking about your obligations for the year. I think in the K I read that you are looking for about $12 million in CapEx for 2015. So if you could just give us a little bit more detail there that would be helpful.

Van Welch - Willbros Group, Inc. - EVP & CFO

Yes, Noelle, this is Van. We do believe that we will be slightly cash flow positive taking into account the CapEx expenditure, the reduced interest expense that we are going to have going forward and some good management of DSO. So from a liquidity standpoint, I do think we have got enough liquidity, certainly an adequate amount of liquidity to service our projects going forward.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Noelle Dilts - Stifel Nicolaus - Analyst

All right, thank you.

Operator

Martin Malloy, Johnson Rice.

Martin Malloy - Johnson Rice & Co. - Analyst

On the — in the Oil & Gas segment on the larger diameter pipelines you spoke about bidding opportunities looking brighter towards the end of this year and for work in perhaps 2016. And it sounded like it was primarily natural gas related or a lot of it was.

Geographically where are you seeing these bidding opportunities take place? Are they in areas where you — South Central US where you have historically done a lot of work? Or is it entering into the Eastern US where there is a lot of union projects up there and your results have been mixed in the past?

Mike Fournier - Willbros Group, Inc. - President & COO

Yes, it is Mike Fournier here. Although we keep up with pipelines in general, including the work up in the Northeast and the north-central part of the US, our focus is on those projects that have historically been either operated open shop or a mixture of open shop and union.

The opportunities we are seeing and focused on are generally in the corridor bringing gas down from Marcellus to the Gulf Coast gathering and transmitting — well the transmission side through Oklahoma and Texas and some of the opportunities up in North Dakota. And we don’t go much further east than that because you do start seeing most of that work done union.

Martin Malloy - Johnson Rice & Co. - Analyst

Okay. And then I was wondering if you could comment maybe a little bit more on the pick up in bidding activity in Canada. Is this on — my understanding is that a lot of what you do up there is maintenance oriented under MSAs. Are they reopening these MSAs that you are currently working on that you could potentially have to rebid essentially?

Mike Fournier - Willbros Group, Inc. - President & COO

Right. So over the last couple years we have diversified our client base pretty significantly in Canada. A few years ago we had a single large client, we are now operating on three of the large mine sites there. We have had discussions with those operators at this point, they haven’t elected to go up for rebid, we think they have that option at any time to do that. At this point we think we have responded appropriately.

We are seeing some opportunities on some of the other sites that we aren’t active where they have elected to test the market again. And so, we are participating in that. And there is at least one, the Suncor Fort Hills Project where the owner has reaffirmed that they are looking to take advantage of this window. And we are — currently have contracts in place there erecting some tanks and we are bidding some pipeline opportunities to that client.

Again, the outside of the oil sands mine sites proper we are seeing a strong demand for tankage and terminal opportunities. And to John’s point, to us it is indicative of the catch-up on the infrastructure build is still taking place.

Martin Malloy - Johnson Rice & Co. - Analyst

Thank you.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Operator

Tahira Afzal, KeyBanc.

Tahira Afzal - KeyBanc Capital Markets - Analyst

John, first question is for you. Given you have been through several of these cycles, and when I look at oil services companies and the energy customers, they seem to be indicating that they are looking to rapidly take costs out.

So could you talk a bit about your parts on costs coming down, not on the contractor side but some of the other elements that go into projects and how you think that will influence project activity let’s say 9 to 12 months from now?

John McNabb - Willbros Group, Inc. - CEO

Okay, Tahira, that is a really good question. So if you think about these cycles, this one surprised us. I guess in hind sight it shouldn’t have. 2008 it surprised us, and us means our industry. So if you think about that, we don’t plan.

So what happens is oil prices go up, service prices follow, service prices eventually overtake oil prices as far as in that pricing hierarchy, equipment gets overbuilt, we have seen this — I have seen it four times. So where we are now is there is too much equipment sitting around and this is mainly on the service and manufacturing side of the upstream, too much equipment.

So what happens now is the E&P companies get to take back over and start beating up customers [meant suppliers] on prices — their suppliers. And it is just a revolving cycle.

So what happens when the service prices come back down, there is a point when the activity starts again. Having been in the E&P — I am still in the E&P business to a degree. And so I have seen this time and time again. The manifestation for us is I don’t see a lot of that happening. There really aren’t — it is not a plethora of really quality pipeline contractors. I don’t really think that there is a ton of competition for us.

If you think about Willbros, we have had a couple of big project losses, but we presented the customer with perfectly good pipelines after anomaly correction and that kind of thing.

So the one thing about Willbros over the years has been, and the reason our customers really like this Company, is we actually do provide quality product to them and we haven’t been as consistent financially, which has been very damaging to us with our investors and the financial markets. But what we are going to do is fix that.

So if you think about what we are going to do at Willbros, we are going to be a smaller Company revenue wise and the Board has been talking about bad revenue for a couple years, they finally decided to do something about it. We are going to be a smaller Company revenue wise, we are going to be a much leaner organization, communication will improve.

I like our management teams, this is probably the best management team — let me take myself out of the picture. It is the best management team I have seen since I have been at Willbros since 2006. So we are not going to be really impacted by a continuation of lower oil price anymore than we are right now. So I kind of like where we are actually if we can return to profitability like we plan to do.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. John, that is very helpful. And then if I look at a shrunken Company and your potential margins on the pipeline business in particular, how important is scale? Can you still as you look out move and converge with where some of your peers are in terms of pipeline segment margins?

John McNabb - Willbros Group, Inc. - CEO

Yes. So let me — I think I was having trouble hearing that part of it. What we have done, which I don’t think people have realized is — and this has been sort of a corporate this is, Mike — Mike Fournier, we have got — we brought some really good proven talent back to Willbros. And I am not sure that is evident to people in the market.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

The other thing I am sure that is not evident is what we have brought back is a lot of new young talent right out of college or right out of their first position and these are highly technical young men and women who are project managers, F&A people, engineers, etc., etc. And so what we have got is a much more skillful oil and gas business than we have had since 2008.

If you look at 2008, this Company made an awful lot of money off the Mainline pipeline business. Some of the people that were involved in that success story have retired, ill, left, whatever. When we bought InfrastruX in 2010, what happened is we had a flight of some of our really top pipeline people because they thought Willbros was changing its stripes. And tigers don’t change their stripes and we are not changing ours.

We are going to being a mainline pipeline Company. And so we have been able to attract some of those people back to here. So skill makes a real difference in project performance and there is still plenty of work for us. And Mike — we got John Allcorn back, he is a 30-year pipeliner, very much. Harry New came back, now President of our Oil & Gas group, very solid guy.

And so we have got the potential now with good oversight management which we have in place to skillfully handle our Oil & Gas business where we weren’t doing it before.

One more thing, the InfrastruX acquisition in 2010 put us in the regional delivery business. We bought from InfrastruX small contractors with MSAs, embedded equipment, people that didn’t have a lot of skill at some point and really there were very little controls of these small contracting businesses.

What we did at Willbros inadvertently is turn that into our regional delivery business. The manifestation or the product of that is what you are seeing with these losses, $91 million worth of losses in two years in our regional delivery business. We fixed that and that is what — and I give a lot of credit to Mike Fournier and what he has done with our Oil & Gas senior people to right size that business.

Probably more than you wanted to hear, but I was going to talk about how we got in the regional delivery business at the end of this. I thought I would just mention it right now. It is easy to see if you look at the history of this what happened, why it happened and why we fixed this.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay and that was pretty helpful, John. And last question along those lines. E&C companies from my experience run into problems when they bid a project well ahead of when the work is executed. So can you just maybe touch a bit qualitatively on the projects you are looking to book potentially for next year, how they might be different or what you are doing differently to really contain that risk?

Mike Fournier - Willbros Group, Inc. - President & COO

Sure, Tahira, it is Mike Fournier here. See if I can answer that one for you. So with I guess retreat from the regional business model structure kind of the reemergence of our pipeline and facilities group; I spoke earlier that in doing that it displaces a certain type of work.

So we are no longer trying to do what we call day rate work and it even excludes some of the smaller projects outside of the integrity arena where I will say from a geographic standpoint we can’t mobilize and compete with the small contractor.

And so, where our regional model we would go out and compete on $1.5 million, $2 million lump sum projects with very little control and oversight or risk that because we are doing so many you could lose control over a single project and create significant losses.

Our range of projects is much narrower, the dollar value of them is higher. Typically it is a client that is looking for some differentiation in terms of more sophisticated project management reporting and more often than not the work itself might be more technically challenging.

And they come to us because within our legacy businesses we have the talent that is from an operational standpoint able to execute in their environment, whether it be wetlands, whether it be rock, whether it be cold weather execution.

And so we see historically where we have better success, better win ratio there as bid, better margin. I think the difference we are looking at from the standpoint of managing the operational risk over this smaller footprint is we do very well when we get focused on a project and focus on the execution, the change management and the cost avoidance.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

And the cost avoidance both for our client is just as important to us as the traditional change management where you are seeing an increase to contract value as a result of change orders.

So we have demonstrated that when we work within our means with the right talent supported with the right technical and commercial management, we generally execute our work without incurring a lot of contingency cost and thus improve margin. But we have also seen that if we expand beyond what we can comfortably control one or two projects can wipe all that out in the period of a year.

And so, that is our focus going forward is match up our technical capability, our commercial management with a smaller number of larger more technically complex projects. And we think that gets us returning closer to our roots that John referred to in terms of the type of work we were doing in 2008 prior to some of the acquisitions we made.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Great, that is very helpful, Mike. Thank you.

Operator

John Rogers, D.A. Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

Just two quick follow-ups. In terms of the gains on the sale of UtilX and Premier Services, what order of magnitude are those?

Van Welch - Willbros Group, Inc. - EVP & CFO

We are still working through those, John, they will be substantial. They — we certainly expect even with what we pointed to in terms of operating losses excluding the gain. So we expect that we are going to have gains that will exceed our operating losses in Q1.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, thanks. And just relative to your comment on the shares that you issued. I know there is an 8-K coming out, but were you saying that they are not restricted at all?

Van Welch - Willbros Group, Inc. - EVP & CFO

Yes, there is going to be limited restrictions associated around those shares.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And is there any reason that there would be any additional equity issuance?

Van Welch - Willbros Group, Inc. - EVP & CFO

There is nothing that I would anticipate right now.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

John Rogers - D.A. Davidson & Co. - Analyst

Okay, perfect. All right, thank you very much.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Just a couple points of clarification. So first, you really walked through kind of your operating income expectations by segment. But if we look at the full year for 2015 maybe you could just kind of bring that altogether and give us a sense of what you’re — of how you are thinking about it. Do you think you will be profitable for the year or is the first quarter just too big of a hole to climb out of as you look at the remaining three quarters?

Van Welch - Willbros Group, Inc. - EVP & CFO

Noelle, this is Van. First of all, we do anticipate we will be profitable for the year. I’m going to kind of keep my guidance going forward along the lines of revenue. We pointed to $1.4 billion, $1.6 billion, we pointed to we are going to have decreased revenues in Q1 from Q4 of 2015.

I do think you need to take into consideration the asset sales that we just took place, UtilX and Premier going forward. Give you a little bit of color on the revenue side of the guidance. Professional services is where UtilX and both Premier reside. Barring taking those units out we would expect professional services to be somewhat flattish to 2014.

Oil & Gas, we’ve talked about the regional delivery business. That revenue is going to come out. The slow start associated around pipelines are going to impact us from a total revenue perspective. I am pointing to about $400 million to $475 million in Oil & Gas top line for the year.

Professional services, by the way, let me go back to that. I would think there will be somewhere between $300 million and $325 million excluding those asset sales.

Canada, if you look at Canada we did $405 million this year in 2014. I think the market conditions are going to certainly have a bit of an impact. Mike mentioned we’ve got a bit of opportunity up there as well that is shaking out. But I do believe we will be down revenue wise in Canada.

Got a wide range here for you and it is probably depending upon what Mike was talking about in terms of the opportunities up there. Somewhere between $325 million and $400 million is what I am pointing to in terms of top line. UTD not oil/gas related as we mentioned. We expect them to have a small growth in revenue for 2015 [and be] somewhere in the $375 million to $400 million range.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And secondly — actually I think that is fine for me. Thank you. I appreciate it.

Operator

Dan Mannes, Avondale Partners.

Dan Mannes - Avondale Partners, LLC - Analyst

Van, just listening to those comments in terms of segment guidance, just — revenue guidance, just want to touch on two things. One on Canada, the $325 million to $400 million, how you are thinking about currency? I mean again with translation I would think you are probably down 15% to 20% almost regardless. Am I thinking incorrectly?

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP & CFO

I am so glad you mentioned that, Dan, because that is having an impact on our numbers, not on margin so to speak because the revenue and costs are pretty — margins being a percent of revenue. The revenue and costs are predominantly in Canadian dollars. But you are exactly right and I should have mentioned that and thanks for reminding me. The foreign-exchange does have an impact on our Canadian overall dollars.

Dan Mannes - Avondale Partners, LLC - Analyst

Well, I was going to say made to $325 million at the bottom end of your range, I mean you might get there just on currency even if you held the business in Canadian flat.

Van Welch - Willbros Group, Inc. - EVP & CFO

Yes. That is correct.

Dan Mannes - Avondale Partners, LLC - Analyst

And then on Oil & Gas, I guess that was a lower number than I was anticipating. I think you mentioned $250 million give or take on the regional side. But that would only put you around $600 million. So you are clearly assuming a very slow start in the year on the mainline side is what it sounds like.

Van Welch - Willbros Group, Inc. - EVP & CFO

The regional delivery business, the total revenue that we earned if you’re going from — we started the year at 8 — well Oil & Gas did $825 million or so in 2014. The regional delivery business is $300 million plus in revenue.

Dan Mannes - Avondale Partners, LLC - Analyst

Okay.

Van Welch - Willbros Group, Inc. - EVP & CFO

So that is quite a chunk that we are taking out, we are gladly taking it out because we believe that is going to improve our performance going forward. The other bit, slower start on pipelines and facilities in the New Year. Could it be higher? Certainly. But we will update that as things change for us.

Dan Mannes - Avondale Partners, LLC - Analyst

But I mean you are not wholly excising the regional business in that some of the business you did in regional on the midstream side you are still going to continue doing. So I guess I just want to understand I guess the $250 million or $300 million decline when you are still pursuing that business just out of the Central Houston office.

Mike Fournier - Willbros Group, Inc. - President & COO

Yes, Dan, it is Mike Fournier here. What I would say is on the mainline we probably have dropped year over year the amount of revenue and backfilled in with it the parts of the regional business that we are bringing back into the Houston group. So it keeps them flat in total.

The other part that is actually seeing growth this year is on the tank side of our business with the demand for terminal work and our downstream specialty welding in refinery and the petrochemical areas. And they are helping to offset some of the slow start in the pipeline side of things.

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APRIL 01, 2015 / 01:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Dan Mannes - Avondale Partners, LLC - Analyst

Got it. Thanks for all the color.

Operator

At this time I would like to turn the call back over to management for closing comments.

John McNabb - Willbros Group, Inc. - CEO

Thank you. And again, thanks for all of you joining this call. I wanted to just leave you with a few notes. I am doing this full time, when the Board asked me to come in as CEO this is all I am doing aside from an occasional Board meeting with a couple other companies I am involved in. This is more than a full-time job for me.

I’m going to keep doing this until we get this fixed, we have become predictable and the financial community will appreciate what we are doing operationally and financially.

We have taken some very difficult steps and these are hard things we have done. I think a lot of management teams, a lot of companies just don’t have the stomach to do this. But I came out of retirement and I wasn’t going to do this for the heck of it and I am not.

So we made some very difficult steps, we sold assets, we have rationalized equipment, optimized equipment, we changed management, we have closed offices and we are totally restructuring the Oil & Gas segment bringing us back to what we know how to do very, very well.

And so, I want to leave you with the fact that I’ve got all the management team in town today and in a couple hours we are all going to sit around and look at each other and talk about how we make money for the rest of the year 2015. And that is going to be the entire focus of what we are doing going forward, keeping our good people, pleasing our customers, performing in the marketplace and making money in 2015. Thanks.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. And have a great day.

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